Exhibit 5.1
October [•], 2011
The Board of Directors
Ceres, Inc.
1535 Rancho Conejo Boulevard
Thousand Oaks, California 91320
Ceres, Inc.
Ladies and Gentlemen:
We have acted as counsel to Ceres, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (Registration No. 333-174405) filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2011, and each amendment thereto (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s common stock, par value $0.01 per share (the “Shares”). The Shares are to be sold by the Company pursuant to the terms of an underwriting agreement to be entered into between the Company and the underwriters named in Schedule I thereto (the “Underwriting Agreement”). The offering of the shares will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).
In that connection, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.
In our review of the documents, and otherwise for the purpose of this opinion, we have assumed:
(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.
We have not independently established the validity of the foregoing assumptions.
Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that, upon the effectiveness of the Company’s Amended and Restated Certificate of Incorporation, the Shares will have been duly authorized by the Company and when the Shares are issued and delivered by the Company to the underwriters against payment of the consideration therefor as set forth in the Underwriting Agreement, the Shares will be validly issued, fully paid, and non-assessable.
Our opinion set forth above is limited to the General Corporation Law of the State of Delaware, including statutory provisions and all applicable judicial decisions interpreting those laws, and we do not express any opinion herein concerning any other law.
This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.
Very truly yours,